Exhibit 10.32

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

EXCLUSIVE PURCHASE AGREEMENT ENTERED INTO BY:

AGAVEROS UNIDOS DE AMATITAN, SA. DE CV., AND INTERSECT BEVERAGE, LLC.

EXCLUSIVE PURCHASE AGREEMENT ENTERED INTO BY AND BETWEEN THE BUSINESS CORPORATION NAMED AGAVEROS UNIDOS DE AMATITAN, S.A. DE C.V. REPRESENTED ON THIS OCCASION BY ITS SOLE DIRECTOR AND C.E.O. SALVADOR RIVERA CARDONA, HEREINAFTER “THE SELLER”, AND THE BUSINESS CORPORATION NAMED INTERSECT BEVERAGE, LLC., REPRESENTED ON THIS OCCASION BY ITS LEGAL REPRESENTATIVE

STEPHANIE KILKENNY, HEREINAFTER “THE BUYER”, ACCORDING TO THE FOLLOWING STATEMENTS AND ARTICLES:

STATEMENTS

I.	Salvador Rivera Cardona states that, Agaveros Unidos de Amatitan, SA de CV, is a business corporation duly and legally incorporated under Mexican law, as evidenced with a certified copy of the respective Title Deed instrument and that its corporate purpose includes the processing, production and bottling of Tequila, beverages in general especially alcoholic and any other kind as well as the purchase, sale, importation, exportation, consignment, distribution, commission agency and/or outsourcing for third parties as well as the transportation of the above products to anywhere in the Mexican Republic or abroad, among other activities.

II.	Salvador Rivera Cardona states that he has the faculties and powers of a Legal Representative bestowed by Agaveros Unidos de Amatitan, SA DE CV, which has not been cancelled or modified in any way.

III.	Salvador Rivera Cardona states that the registered address of Agaveros Unido s de Amatitan, SA DE CV is in the plant with no number of Rancho Miravalle, in the town of Amatitan, State of Jalisco Mexico.

IV.	Salvador Rivera Cardona states that Agaveros Unidos de Amatitan, SA de CV, has approximately nine hundred hectares of land cultivated or available for cultivating Agave for Tequila that will be responding the obligations acquired by THE SELLER under this agreement. Also states that Agaveros Unidos de Amatitan, SA de CV has its own financial means and the technical and human elements as well as the administrative organization necessary to carry out acts of commerce and in general to perform any obligations arising under this Agreement.

V.	Salvador Rivera Cardona states that it is in the best interest of Agaveros Unidos de Amatitan, SA DE CV to enter into this exclusive purchase agreement.

VI.	THE BUYER states through its legal representative, it is an American business corporation, incorporated according to the laws of The United States of America, which it evidences with the proper document.

VII.	Stephanie Kilkenny, states that she is a United States citizen, and the legitimate representative of THE BUYER, with sufficient powers and faculties to enter into this agreement, according to the respective certified copy, and that her powers have not been restricted or cancelled in any way.

VIII.	THE BUYER states that their principal place of business is in 321 S. Vermont Ave, Glendora, CA 91741, United States of America.

IX.	THE BUYER states that it has the infrastructure, economic and human resources, and sufficient experience to enter into this agreement.

X.	THE SELLER and THE BUYER states that it is their desire to enter into this agreement because it is in their respective best interests as merchants and, pursuant to the above statements; both parties submit this agreement to the following:

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EXCLUSIVE PURCHASE AGREEMENT ENTERED INTO BY:

AGAVEROS UNIDOS DE AMATITAN, SA. DE CV., AND INTERSECT BEVERAGE, LLC.

ARTICLES

ONE.- ACKNOWLEDGMENT: Both parties state for all legal effects, that they acknowledge each other’s capacity to enter into this Agreement.

TWO.- PURPOSE OF THE AGREEMENT: THE SELLER is bound to sell to THE BUYER the product processed by THE SELLER which is alcoholic beverage identified as TEQUILA, in the different make-ups and presentations according to THE BUYER’S interest, and in terms and conditions specified in this agreement. Parties agree that the Tequila that will be purchased under this agreement will show or use the trademark AZUNIA which is a registered trademark property of THE BUYER.

THREE.- EXCLUSIVITY AGREEMENT: Both parties agree that their main intention for entering into this agreement is for THE BUYER to exclusively purchase from THE SELLER, the Tequila subject matter of this agreement. Both parties understand that with this purchase contract for tequila THE SELLER is obligated to sell to THE BUYER the forecasted liters of tequila annually in its various/diverse presentations. And THE BUYER is committed to purchase in a annually way, according to the forecast established in this agreement the amount of liters in it’s various presentations, subject to a 20% variation in accordance to the terms and conditions which is established as follows.

Annual Forecast for the next two years:

Calendar year 2020 = [***] liters

Calendar year 2021= [***] liters

Parties understand and expressly agree, that THE BUYER cannot and will not purchase any Tequila from other producers of Tequila for the trademark AZUNIA, this means that any Tequila with the trademark AZUNIA, must be produced by Agaveros Unidos de Amatitan, SA de CV. Breach of this obligation shall be a cause for termination of this agreement and compensation payment agreed in article Eighteen of this agreement will proceed. In the other hand, THE SELLER will not compromise any of its production of Agave Tequilana Weber, for producing other Tequila Brands, except THE SELLER’s own brands, until the annual forecast is completed, this means, that only when the annual forecast is cover, THE SELLER can produce Tequila for other brands and companies.

Parties agree, that in case that THE BUYER does not meet the annual forecasts, THE SELLER will be free to terminate this agreement, and since the nine hundred hectares of Agave production will be backing up the annual forecasts, and since THE SELLER will entirely compromise the production of Agave Tequilana Weber to fulfill this agreement, if THE BUYER does not meet the annual forecast, THE SELLER can terminate this agreement and THE BUYER will pay compensation agreed in article Eighteen of this agreement.

Both parties agree that THE BUYER will exclusively purchase Tequila from THE SELLER including for any other brand, except for the Brand TEQUILA REGIONAL, which it is already being purchased by THE BUYER from other producer. Breach of this obligation will cause the termination of this agreement and compensation payment sett led in article Eighteen of this agreement.

PRODUCT: Both parties understand that the forecasted liters of Tequila will be bottled in: Blanco, Reposado, Anejo (aged) and Black 2-Year, by which the SELLER must provide bottles in 1 liter or 750 Mis. and 50 Mis., and all the necessary bottling (bottles, labels,etc) and packing materials, which THE BUYER must provide.

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EXCLUSIVE PURCHASE AGREEMENT ENTERED INTO BY:

AGAVEROS UNIDOS DE AMATITAN, SA. DE CV., AND INTERSECT BEVERAGE, LLC.

FOUR.- INFORMATION OF ANNUAL FORECAST: Both parties agree that THE BUYER must provide an annual forecast for the following year’s not mentioned in article Three of this agreement, projected annual sales must be settled or provided by THE BUYER for as long as this contract is effective, in order to ensure production to fulfill the BUYER’S requirements. Parties agree that THE BUYER must consider the need of buying Prime Tequila Blanco with the sufficient time for proper maturation for Tequila “Aiiejo” and “Black 2 Year’’.

Such forecast shall be provided by the BUYER within the first 15 fifteen days of the month of December of each year and for the following year, so THE SELLER can review such forecast in time, in order to forecast proper inventory levels for the following year and ensure to have the necessary raw materials.

FIVE.- INTELECTUAL PROPERTY: THE BUYER declares and THE SELLER recognizes that, THE BUYER is the owner of the brand AZUNIA, which is a register trademark in class 33 before the Mexican trademark authority, and also registered before the United States Patent and Trademark Office USPTO. The Product that will be delivered to THE BUYER will show the brand AZUNIA.

THE SELLER acknowledges that the brand AZUNIA is owned by THE BUYER as well as trade names and commercial slogans related to AZUNIA; therefore, THE SELLER does not acquire any rights to the brands due to entering into this agreement.

THE SELLER itself or any affiliated or subsidiary in which it holds any proportion of equity is bound not to register an identical or similar brand in any country in the world that may lead to confusion with the brands, trade names and commercial slogans proprietary to THE BUYER and that distinguish the products subject of this Agreement.

THE SELLER will cooperate in defending the brand (AZUNIA), trade names and commercial slogans, cooperation will be limited solely to giving THE BUYER notice about any news of third parties violating the rights derived from using or registering the brand AZUNIA.

SIX.- ASSIGNMENT AGREEMENT: Parties agree that they will not be able to transfer their rights or obligations regarding this agreement without the previous and written consent of the other party.

Parties agree, that in case THE BUYER would like to sell or’ sell the AZUNIA Brand for Tequila to a third party during the term if this contract, the said third party, will be forced to sign another agreement with all the terms and conditions of this agreement .. In case that the third party who acquires the AZUNIA brand , does not sign a written agreement in the same terms of this agreement with THE SELLER, in a period of 30 days, THE BUYER will pay compensation agreed in article Eighteen of this agreement to THE SELLER. Therefore this agreement will terminate.

SEVEN.- PRICE: Both parties agree, in the price of the product (Tequila AZUNIA brand) as follows:

TEQUILA BLANCO TEQUILA REPOSADO TEQUILA ANEJO (aged) TEQUILA BLACK 2· YEAR	$[***] US DOLLARS PER LITER

$[***] US DOLLARS PER LITER

$ [***] US DOLLARS PER LITER

$[***] US DOLLARS PER LITER

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EXCLUSIVE PURCHASE AGREEMENT ENTERED INTO BY:

AGAVEROS UNIDOS DE AMATITAN, SA. DE CV., AND INTERSECT BEVERAGE, LLC.

Parties agree that the prices previously set, are only for the Tequila and the bottling and packing, since all the materials such as bottles, bottle caps, labels, boxes, packing materials, etc, will be provided by THE BUYER.

EIGHT ..- PRICE REVIEW: Parties agree that the prices mentioned above are largely factored on the price of agave, which is established by the supply and demand thereof, therefore the prices established in Section Seven will be reviewed by the parties every thirty days due to the changes/fluctuations in the price of agave.

The parties agree that the prices mentioned above in Section Seven reflects the current price at the time of execution of this agreement, and that the prices will be amended in the event of an increase or decrease in the price of agave used in the product of tequila. For avoidance of confusion, the amendment of price will be directly related to the cost of Agave Tequilana Weber, which represents the major cost of the product. The amendment of prices will be reviewed and agreed to by both parties taking into consideration said fluctuation of Agave Tequilana Weber.

NINE.- METHOD AND PLACE OF PAYMENTS: Both parties recognize and acknowledge that the BUYER will pay the SELLER the prices mentioned in article Seven of this agreement as follows:

●	Fifty percent (50%} payment at the moment of placing the order of the product and 50% fifty percent upon delivery to Buyer. Delivery in THE SELLER’s facility in terms of article thirteen of this agreement.

●	The payment must be made via wire transfer to a bank account BBVA BANCOMER, in an account designated by THE SELLER.

Only after receiving the first payment placing the order, THE SELLER will be obligated to start the productions of the product in terms of the order placed by THE BUYER. If THE BUYER fails to fulfill the obligation of payment as mentioned in this agreement, THE SELLER will not have any obligation to receive any other order set by THE BUYER until payment is made.

Once THE SELLER receives the first partial payment, this is 50% of the total invoice, the original shipping documents will be sent by courier to THE BUYER’s address, but the product will not be delivered until the full payment is made.

TEN.- BILLING: Both parties agree that THE SELLER once receiving payment from the BUYER, will provide an invoice which will meet all legal requirements.

ELEVEN.- TAXES: Each party is liable for paying its respective. taxes’ as provided by law on any income generated by this Agreement, and releases the other party from any liability in this regard.

TWELVE.- ORDERS: THE BUYER shall submit to THE SELLER, written orders for the product(s) with corresponding specifications regarding the Product 30 calendar days prior to the delivery date, and THE SELLER will send the respective pro forma invoice to THE BUYER in acceptance and as acknowledgment of receipt via e-mail or any other electronic method, as long as there is no doubt of the communication.

PRODUCT or PRODUCTS, in accordance with paragraphs above, Product or Products is designated as Tequila with registered trademark: “AZUNIA”, in Class 33 to protect Tequila. THE SELLER will deliver to THE BUYER, Tequila in different presentations as THE BUYER indicates according to article Seven of this agreement, and the Tequila will be bottled and packed in the materials that THE BUYER shall provide for such matter.

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EXCLUSIVE PURCHASE AGREEMENT ENTERED INTO BY:

AGAVEROS UNIDOS DE AMATITAN, SA. DE CV., AND INTERSECT BEVERAGE, LLC.

THIRTEEN.- PRODUCT DELIVERY DATE: Parties agree that the delivery of the product(s) subject hereof will be EXWORKS loading location. For the purposes of this agreement and to establish the parties’ liability, risks and expenses related to the delivery of the products, the parties accept and acknowledge that the agreed delivery term is EXWORKS loading location in Rancho Miravalle in the town of Amatitan, State of Jalisco Mexico under international trade terms, in a period no longer than 30 days at the latest after the order is placed by THE BUYER, and once the order is approved and accepted by THE SELLER; therefore, said purchase order and acknowledgment of receipt must exist according to article Twelve of this agreement, in order to prepare delivery within the established period.

FOURTEEN.- PRODUCT RECEIVING: Both parties agree that once the Product is delivered or ready to deliver, THE BUYER has a 10 days period to pick up the Product from THE SELLER’s facility after he is notified of the delivery, for the purpose of this agreement, it would be understood that THE BUYER has received the Product, and any damage or loss will be his responsibility if the Product is not picked up on the mentioned period of time.

THE BUYER will cover the cost of an insurance to cover any risk in store and custody of the Product TEQUILA in THE SELLER’S facilities, as well as insurance for any risks of accidents or loss, of bottling and labeling supplies that may occur in THE SELLER’s facility, since THE SELLER will execute the process of bottling and labeling under this contract.

FIFTEEN.- MERCHANDISE QUALITY: THE SELLER must at all time guarantee the quality of Tequila. Characteristics, flavor, and color levels of the tequila will be maintained. THE BUYER and THE SELLER will agree to a quality control system to ensure only the agreed upon quality is delivered to THE BUYER. THE SELLER assumes any and all liability for correct alcohol percentage and volume as printed on the bottle.

Both parties agree that THE SELLER will be liable for product quality, so after the product has been shipped (delivered), THE BUYER will be liable for any cases of alteration, adulteration and similar cases after receiving the product as mentioned in article Fourteen of this agreement.

SIXTEEN.- MERCHANDISE PACKAGING: Both Parties agree that in order to guarantee Merchandise Packing, bottles and all packaging materials of products said hereof may not be changed without a 90 calendar day notice period and agreement thereof between parties. THE SELLER must properly pack the Product for its safe shipping and handling.

SEVENTEEN ..- LABELING RULES: THE SELLER will not be responsible for any breach of labeling rules that THE BUYER must comply, since the labels will be provided by !HE BUYER. THE SELLER will be responsible for any breach of labeling rules regarding Mexican legislation; therefore THE SELLER will give notice to THE BUYER of any legal requirements regarding labeling, since Tequila is a Government Protected Product under the Protected Designation of Origin PDO of Tequila.

EIGHTEEN.- COMPENSATION: Both parties agree that in case of breach of obligations established in Articles Three and Six of this agreement by THE BUYER, THE BUYER will be bound to pay a compensation to THE SELLER in the agreed amount of USD$ 2,000,000.00 ( TWO MILLION OF DOLLARS OF THE UNITED STATES OF AMERICA UNITED STATES CURRENCY).

NINTEEN.- CONFIDENTIALITY INDUSTRIAL SECRET: Both parties agree that during the term of this agreement and afterwards that neither party will disclose the other party’s confidential Information that could constitute an industrial secret or use confidential Information and/or Industrial Secret for purposes other than those provided by this Agreement. Parties must keep proper secrets and confidentiality with respect to the information and documents related to this Agreement.

TWENTY.- TERM: Both Parties agree that this Agreement will be effective and will be enforced for a period of twenty (20) years starting from the date of signing this agreement.

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EXCLUSIVE PURCHASE AGREEMENT ENTERED INTO BY:

AGAVEROS UNIDOS DE AMATITAN, SA. DE CV., AND INTERSECT BEVERAGE, LLC.

This agreement will not be automatically renewed. If the parties are interested in continuing their commercial relationship, a new written agreement must be signed by both parties. Any mutually agreed addendums and or reveal to extend the term of this contract will be in written and signed by both parties and become part of this document.

This agreement constitutes the entire agreement between the Parties and revokes and ends any other agreement, contract or oral/written statement regarding the purchase of Tequila between the Parties. Any prior agreements or covenant, if any, is hereby canceled, and all claims and demands thereon are hereby fully paid and exempted. Specially this agreement ends and revokes the agreement the Parties signed on the date of January 02, 2013 regarding the purchase of Tequila for AZUNIA trademark.

Notwithstanding the term of this agreement, Parties will have the right to terminate this agreement In the event of acts of God or force majeure leading to a lack of material, it is understood that THE SELLER may have a supply scarcity problem without prejudice for neither THE SELLER nor THE BUYER. In this case Parties will agree how to comply the pending obligations in order to terminate this agreement.

This agreement will be reviewed by the buyer and seller within ninety days of completion to complement the details that would have been required in said contract.

TWENTY-ONE.- TERMINATION DUE TO BREACH: Either party has the right to terminate this agreement in case one of them breaches its obligations and fails to take measures to cure said breach within 15 calendar days following the notice, or requirement that the other party will do to proceed to ‘rectify the breach. Termination due to Breach will proceed and parties will agree the way to comply their pending prior obligations or those already placed under this agreement. In case of breach from THE BUYER of the obligations agreed in articles Three and Six of this agreement, termination will proceed and compensation payment will be mandatory according to article Eighteen of this agreement.

TWENTY-TWO.- SURVIVING OBLIGATIONS: The cancellation or termination of this Agreement will not affect the validity and enforceability of prior assumed obligations in any way or those that, established by the nature hereof or by provision of law or by the will of the parties, may be enforced after the cancellation or termination of this Agreement. ,..

TWENTY-THREE.- INDEPENDENT CONTRACTOR: THE SELLER is aware and agrees that this is a business agreement; therefore, there is no employer-employee relation with THE BUYER since it is not subordinated to THE SELLER, and since both parties work independently.

The employees, factor’s or sales clerks used by THE BUYER to perform this Agreement will be directly dependent on THE BUYER; therefore, in the event of any kind of labor, civil or any other kind of claim, THE BUYER will assume its responsibility and is bound to hold THE SELLER harmless in the event of any claim filed against THE SELLER.

TWENTY-FOUR.- EVENTS OF FORCE MAJEURE: Neither party will be liable for damages or losses resulting from acts of God or force majeure, acts by government authorities nor labor strikes.

TWENTY-FIVE.- AMENDMENTS: This Agreement may only be modified or amended with a written document signed by the parties. If any provision of this Agreement is deemed unlawful or unenforceable for any· reason, the other provisions hereof will not be affected. The failure or delay of any of the parties in exercising any of its rights or authority set forth herein will not be construed as a waiver of said right or authority.

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EXCLUSIVE PURCHASE AGREEMENT ENTERED INTO BY:

AGAVEROS UNIDOS DE AMATITAN, SA. DE CV., AND INTERSECT BEVERAGE, LLC.

TWENTY-SIX.- SEVERABILITY: If any provision of this Agreement is deemed invalid for any reason, said invalidity will not affect the other provisions hereof if the Agreement can still be effective despite the exclusion of the invalid provision with respect to the parties’ material intentions; therefore, the provisions of this Agreement are declared severable.

TWENTY-SEVEN.- NOTICES: The notices required hereby will be in writing and delivered in person or by first-class courier service. Also, the notices can be by e-mails or any other electronic methods, as long as the notice is confirmed by parties and there is no doubt of communication. For personal deliveries of notices under this agreement, Parties point the following addresses:

Agaveros Unidos de Amatitan, SA DE CV Rancho Miravalle Sin Numero Amatitan, Jalisco Mexico

2.- Intersect Beverage, LLC

321 S. Vermont Ave. Glendora, CA 91741 USA

TWENTY EIGHT.- LANGUAGE: This Agreement is executed in two languages, one in English and another in Spanish, both of which shall bind the Parties hereto and constitute one and the same legal instrument; and both parties agree to its scope and contents provided; however, in case of doubt as to its interpretation between the English version and the Spanish version, the Spanish version shall prevail in all cases.

TWENTY-NINE.- INSOLVENCY: Either party may terminate this Agreement early with no need of a prior court order in the event that one of them is declared in bankruptcy, or files for voluntary bankruptcy, a meeting of creditors or any other evidence of insolvency.

THIRTY.- ECONIMIC RESOURCES: Parties state that the resources which both will enter and execute all terms of this agreement, are of legal origin from activities carried out legally and within the framework of the Federal Law for the prevention and identification of operations with resources of illicit origin.

THIRTY-ONE.- CONSENT VICES: Both parties expressly represent that there is no error or any excess or inadequacy of consideration or fraud or coercion in this Agreement and in general no defect in consent exists; therefore, the parties are bound by each and every article and expressly waive any actions leading to the cancellation hereof.

THIRTY-TWO.- HEADINGS: The headings included in this contract are only for reference and have no legal effects on the terms, conditions and obligations of this contract.

THIRTY-THREE.- COMPETENT JURISDICTION. The parties in this agreement expressly agree that in case of a dispute or controversy arising out of or relating to this agreement that cannot be settled amicably by the parties, shall be finally settled by court, subject to the jurisdiction of the civil and/or commerce courts in Guadalajara State of Jalisco in Mexico, waiving to any other jurisdiction that could be applicable in accordance with their present or future domicile or otherwise.

Having read and agreed upon this Agreement, certain about its legal scope, it is executed in the City of Guadalajara, State of Jalisco Mexico on the sixteen day of august, two thousand and nineteen.

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EXCLUSIVE PURCHASE AGREEMENT ENTERED INTO BY:

AGAVEROS UNIDOS DE AMATITAN, SA. DE CV., AND INTERSECT BEVERAGE, LLC.

‘‘THE BUYER”	“THE SELLER”

/s/ Stephanie Kilkenny	/s/ Salvador Rivera Cardona

Intersect Beverage LLC.	Agaveros Unidos de Amatitan, SA de CV.
Stephanie Kilkenny.	Salvador Rivera Cardona
321 Vermont Ave.	Rancho Miravalle S/N
Glendora, CA. 91741	Amatitan, Jalisco Mexico.
USA.

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